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                                                                    Exhibit 10.3



                               CHARTER AGREEMENT

         This Charter Agreement is entered into by and between Europa Cruises Corporation and/or Europa Stardancer Corporation (hereinafter "Europa" or the "Owner") and Seven Star Charters, Inc. (hereinafter "Seven" or "the Charterer".)

         Whereas Europa is interested in leasing a Vessel known as the M/V Stardancer (hereinafter "the Vessel") to Seven on the terms and conditions set forth herein; and

         Whereas Seven is interested in leasing the Vessel known as the M/V Stardancer from Europa on the terms and conditions set forth herein;

         Now, therefore, in consideration of the mutual covenants and conditions expressed herein, it is agreed as follows:

TERM

That Europa and/or its subsidiary, Europa Stardancer Corporation will charter that vessel commonly known as the M/V Stardancer to Seven for a period of five years beginning January 1, 1999 and ending December 30, 2003, together with that inventory and gaming equipment identified in Exhibit 1, attached hereto, for a charter fee of One Million and Eighty Thousand Dollars ($1,080,000.00) per year.

NONREFUNDABLE FEE

That Seven will pay Europa a nonrefundable fee in the amount of Five Thousand Dollars ($5,000.00). The fee will be applied to escrow insurance payments to be made to A. Amato or its successor as provided for under "Insurance."

ADDITIONAL ADVANCE CHARTER FEE

That Seven will pay Europa a nonrefundable advance charter fee for the one year beginning January 1, 1999 and ending December 31, 1999 in the amount of Two Hundred and Seventy Thousand Dollars ($270,000.00) on or before December 23, 1999, which amount will be paid in cash. That the $270,000.00 nonrefundable advance charter fee will be wired to the following account:

Europa Cruises Corporation
First Union National Bank of Florida
Madeira Beach, Florida
Credit Account Number 2090001028808
DBA Number: 063107513



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In the event the Vessel is not delivered to the Charterer, the $270,000.00, together with interest thereon, and the otherwise nonrefundable fee in the amount of $5,000 will be returned to the Charterer.

APPLICATION OF ADVANCE CHARTER FEES

That the nonrefundable advance charter fee of $270,000.00 will be applied to the following charter periods:

January 1, 1999 through January 31, 1999: ($90,000.00)
November 1, 1999 through November 30, 1999: ($90,000.00)
December 1, 1999 through December 31, 1999: ($90,000.00)

That a letter of credit in the amount of One Hundred and Fifty Thousand Dollars in a form acceptable to the Owner will be provided to Europa as a security deposit. The security deposit is not an advance payment of charter fees nor will it be deemed, in any way whatsoever, to constitute a measure of owner's damages in case of default or in the event the Vessel sustains damage(s) during the term of the charter. Upon the occurrence of any default, owner may use such funds to the extent necessary, to make good any arrears in charter payments. Likewise, in the event the Vessel sustains any damages, the owner may use such funds to effect repair or as partial compensation for any damage to the Vessel. Any deposit remaining at the conclusion of the charter period will be returned to Seven after deduction for damages sustained, if any, repairs made, if any, or unpaid charter fees.

ADDITIONAL CHARTER FEES

That Seven will pay Europa eight additional charter payments in the amount of One Hundred and One Thousand, Two Hundred and Fifty Dollars ($101,250.00) each per month for the period March 1, 1999 through October 31, 1999, which payments will be due and payable on the first day of each of said months, with the initial payment due March 1, 1999 and the final payment due October 1, 1999.

That Seven will pay Europa forty-eight additional charter payments in the amount of Ninety Thousand Dollars ($90,000.00) each per month for the period January 1, 2000 through December 30, 2003, which payments will be due and payable on the first day of each month, with the initial payment due January 1, 2000 and the final payment due December 1, 2003.

OPTION TO PURCHASE VESSEL

That Seven shall have an option to purchase the Vessel known as the M/V Stardancer together with that equipment identified on Exhibit 1 attached hereto, at any time on or before December 30, 2001, for an option price of TWO MILLION, EIGHT HUNDRED THOUSAND DOLLARS



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($2,800,000.) payable in cash on or before December 30, 2001.

In the event Seven exercises its option to purchase and closes on the purchase of the Vessel known as the Europa Stardancer on or before March 15, 1999 only, 90 percent (90%) of the following payments, if same were made, will be applied to the purchase price:

a)       the nonrefundable advance charter fee of $270,000; and

b)       the $90,000 payment due March 1, 1999.

In the event Seven exercises its option to purchase and closes on the purchase of the Vessel known as the Europa Stardancer on or before June 30, 1999, fifty percent (50%) of the following payments, if same were made, will be applied to the purchase price:

a)       the nonrefundable advance charter fee of $270,000; and

b)       all other charter payments then due and made as of June 30, 1999.

In the event Seven exercises its option to purchase and closes on the purchase of the Vessel known as the Europa Stardancer on or before December 30, 1999, 25 percent (25%) of the following payments, if same were made, will be applied to the purchase price:

a)       the nonrefundable advance charter fee of $270,000; and

b)       all other charter payments then due and made as of December 30, 1999.

It is understood and agreed that Seven will have no option to purchase the vessel known as the Europa Stardancer after December 31, 2001. In the event Seven exercises its option to purchase the Vessel and closes on the purchase of the Vessel, Europa shall transfer title to the Vessel and all itemized inventory free and clear of all liens and encumbrances at closing. It is understood that the sale of the Vessel will be "as is" and exclusive of any guarantees or express or implied warranties or warranties with respect to fitness for a particular purpose.

In addition to its option to purchase under this agreement, it is agreed that Seven will have a right of first refusal after December 31, 2001 to purchase the Stardancer in the event a third party offers to purchase the Vessel on terms acceptable to the Owner. Upon receipt of an offer to purchase the Stardancer after December 31, 2001 which is acceptable to the Owner, the owner will notify Seven in writing of the amount of the offer and the terms of the offer. Seven will notify the owner within fifteen calendar days as to whether or not Seven will purchase the Vessel on the same terms or other terms acceptable to the Owner. Seven will have sixty calendar days from receipt of the notice within which to close on



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the sale of the Vessel. In the event Seven is unable to close on the sale of the Vessel within sixty calendar days from receipt of the notice, the owner will be entitled to sell the Vessel to a third party subject to this Charter Agreement.

DELIVERY

That the Owner agrees to deliver the Vessel commonly known as the M/V Stardancer on about January 5, 1999 to a location to be identified by Seven in South Carolina. The Vessel shall be in working order and ready for service, including certification from the Coast Guard Control Verification to permit the carriage of passengers and voyages not more than 20 miles offshore. The Owner represents and warrants that it has the full right and authority to deliver the Vessel with the equipment identified in Exhibit 1 on board. The Owner's obligation to deliver the Vessel is subject to and conditioned upon the timely payment by Seven of all advance charter fees and all payments due.

DEFAULT

That in the event a charter payment is not received on the first day of each month of the charter, Seven shall be deemed to be in default. In the event the default is not cured within seven calendar days, the vessel shall be returned to Europa but Europa shall be entitled to all sums due pursuant to the Agreement, and attorneys fees and costs incident to collection of any sums payable under the Agreement.

CAPTAIN/CHIEF ENGINEER

That the parties agree that Europa shall provide the captain of the Vessel (also known as "the Master" of the "Vessel") on a temporary basis and the chief engineer of the vessel on a permanent basis, who shall be employees of Europa. Seven shall reimburse Europa for the salaries, taxes, and benefits associated with these employees. The salaries, social security and payroll taxes of the captains and engineers shall be paid by Seven to the owner on Monday of each week during the term of this Charter. The owner shall pay workmen's compensation insurance for such persons and provide a certificate of insurance to the Charterer if requested. The Owner shall pay each captain and engineer promptly after receipt of such funds from the Charterer. On each cruise there shall be a minimum of one captain (at a salary of $125.00 per cruise if the Captain is employed by Europa) and one engineer at a salary of $100.00 per cruise if the engineer is employed by Europa). Seven shall make arrangements for and shall be responsible for the costs of living accommodations for any captain or engineer employed by Europa.

The Charterer shall provide, at its expense, any additional deck hands required by the U.S. Coast Guard. Charterer and owner agree that on each cruise either one owner's captain or one owner's



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engineer will be on the Vessel while the Vessel is under charter. This requirement will cease in the event the Seven purchases the Vessel. Seven agrees to provide one meal per cruise each to the captain and engineer on board the vessel. The captain of the Vessel shall have the sole and exclusive authority to control and direct the operation of the Vessel, including the authority to determine when and under what circumstances it shall be safe for the Vessel to leave port.

CONDITION OF VESSEL UPON RETURN OF VESSEL

Seven agrees to return the vessel to Europa at the conclusion of the charter in at least the same condition the vessel was in when received absent ordinary wear and tear together with that inventory and equipment identified in attached
Exhibit 1. Seven shall be responsible for and shall replace or make good any injury or damage to the Vessel, its equipment or furnishings, caused by itself, its employees, agents, or passengers, except to the extent the damage has been reimbursed to Owner by Owner's insurance. Owner understands and agrees that Seven intends to make and may make minor or major or substantial improvements to the Vessel and that Seven may add additional gaming equipment to the Vessel. It is understood that any structural or major improvements to the Vessel shall be made only with written approval of the Owner, which approval will not be unreasonably withheld. It is understood that any gaming equipment or paraphernalia purchased by Seven remains the property of Seven at the conclusion of the charter.

It is understood that Seven's Letter of Credit will be cancelled once owner has accepted the return of the Vessel in writing pursuant to this paragraph.

INSURANCE

The parties understand that Europa currently carries insurance on all of its vessels, including the Stardancer. It is agreed that Seven will pay Europa Eight Thousand Dollars ($8,000) per month or Ninety-six Thousand Dollars ($96,000) per year and that Europa will continue to pay all insurance premiums currently being carried on the Vessel and shall provide that insurance coverage that is presently maintained by the Owner during the course of the Charter. The payments shall be due and payable on the first day of each month. Europa shall furnish proof of all insurance currently in force and to be maintained during the course of this Agreement or any extensions thereof.

If the Charterer desires any additional insurance, including but not limited to any public liability or workmen's compensation insurance, it shall be the obligation of the Charterer to purchase same at Charterer's expense.



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In the event of any claim arising out of any insurance policy, it shall be the sole obligation of the charterer to pay the lesser of the actual expense or the deductibles set forth under each insurance policy listed in Exhibit 2 attached hereto, but in no event, more than the deductible set forth in Exhibit 2. Charterer shall maintain an escrow balance with A. Amato or its successor for payment of P&I as well as medical expenses. The escrow balance will be maintained as follows for each year of the charter:

March 1:                  $12,000.00
June 1:                   $12,000.00
September 1:              $12,000.00
December 1:               $12,000.00

Any money escrowed with A. Amato or its successor will remain so escrowed for up to twelve months following the termination of the Charter or any extensions thereof. All money remaining at the end of the Charter or any extension thereof will be remitted to Charterer. The Charterer agrees to follow the Owners accident reporting procedures set forth in attached Exhibit 3.

In the event that Seven purchases the Vessel, Seven's obligation to pay for said insurance under this paragraph and Owners obligation to provide said insurance under this paragraph will cease upon transfer of title to the Vessel.

REPAIRS MAINTENANCE/DRYDOCK

Seven shall pay for any and all repairs, maintenance and/or drydock required during the term of the charter or any extension thereof. Seven agrees to maintain the Vessel in accordance with the list of scheduled maintenance procedures set forth in attached Exhibit 4.

RUNNING EXPENSES

Seven agrees to pay for all running expenses (normal operating expenses) during the term of the charter or any extension thereof, including but not limited to, fuel and water, deck engine room, consumable stores, pilotage, port charges, provisions and supplies, suitable dockage, hurricane dockage, drydocking, repairs and maintenance charges.

REPLACEMENTS

That Seven agrees to be responsible for and to replace, repair or pay for any injury or damage to the Vessel caused during the term of the Charter or any extension thereof, except to the extent that the injury or damage was reimbursed to owner by insurance.

TAXES

That Seven shall pay all taxes and assessments of any nature that



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may be assessed against the Charterer or the owner or operator of the Vessel or the Vessel in connection with the use of the Vessel during the term of the Charter or any extension thereof, including but not limited to, admissions taxes, sales taxes, special county taxes, use taxes, federal excise taxes, liquor taxes, penalties and interest thereon, and any attorneys fees incurred in connection with the collection thereof and shall indemnify the Owner and/or Europa Cruises Corporation against any claims, liens and collection efforts in connection therewith. Seven shall not be responsible for taxes assessable with respect to registration fees incurred in connection with ownership of the Vessel or personal property taxes arising in connection with ownership of the Vessel in Florida or income taxes with respect to the charter fees received pursuant to this charter. Seven agrees to provide proof to Owner within five calendar days of request thereof, that the Charterer is paying all taxes due and payable.

LOSS OF EARNINGS/BUSINESS INTERRUPTION

Owner shall not be responsible for any loss of earnings or business suffered as a result of any repair, maintenance or service due to the vessel during the charter or any extension thereof.

ASSIGNMENT

Seven shall have no right whatsoever to assign the Charter Agreement or any extension thereof without the express, written consent of the Owner. It is understood that the Owner may withhold consent for any reason whatsoever. The Owner has agreed that Seven may assign this Charter Agreement to a to-be-formed corporation to be headed by Sam Gray.

On the other hand, it is understood and agreed that the owner shall have the absolute right to assign the charter Agreement or any extension thereof and/or to sell the vessel subject to the Charter Agreement and option to purchase therein.

NAVIGATION LIMITS

Seven agrees that the Vessel shall not be operated within twenty-five miles of Miami Beach, Florida, Ft. Myers Beach, Florida and/or Madeira Beach, Florida.

The parties agree that the Vessel shall be restricted to the coastal waters off those states in which it is operated and within 20 nautical miles of the coast of said States and shall be operated in accordance with any limits imposed by said States and shall be restricted to waters in which the owner, insurance carrier for the Vessel and the mortgagor of the Vessel agree the Vessel may be operated.

Seven agrees to notify the owner immediately preceding any



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relocation of the Vessel from its original delivery destination and immediately preceding any transfer to a drydock location.

The Captain of the Vessel shall have the sole and exclusive authority to determine when and under what circumstances it shall be safe for the Vessel to leave port. However, the Charterer shall have the right to refuse to sail any cruise even if the captain should determine that it is safe to do so.

Seven agrees that it will operate the Vessel at a port in which it is legal to operate a Vessel which engages in gaming in international waters. Without prior written approval of the Owner, the Vessel shall not be docked at or cruise from a location other than the location identified by Seven to which the Vessel will originally be delivered. Seven understands that any movement of the Vessel to another location must be approved by Owner and Owner's insurance carriers.

USE OF VESSEL

Seven agrees that the Vessel shall be employed only for lawful purposes and for the carriage of passengers and their personal belongings and that Seven shall not transport cargo, nor in any way violate any federal, state or local laws, rules or regulations at any time and shall comply with all federal, state and local laws in all respects. No passengers or their belongings may be transported or carried to any port other than the port of embarkation.

LIENS

That neither the Charterer nor the Captain or crew shall have any right, power or authority to create, incur or permit to be imposed upon the Vessel or any equipment thereon any liens whatsoever except for salvage. The Charterer agrees to carry a properly certified copy of the Charter Agreement with the ships papers and on demand to exhibit it to any person having business with the Vessel that might give rise to a lien thereon. The Charterer agrees to notify any person or entity furnishing repairs, supplies, towage or other necessaries to the Vessel that neither the Charterer nor the Master has any right to create, incur or permit to be imposed upon the Vessel any liens whatsoever except for salvage. The notice shall be in writing. Prior to the release of that lien against the casino equipment held by Casinos Austria Liegenachaftsverwaltung-Und Leasing, Gesmbh, the Charterer further agrees to fasten to the Vessel in a conspicuous place and to maintain during the life of this Charter or any extension thereof a notice reading as follows:

         "This Vessel is the property of the Europa



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         Stardancer corporation and the casino equipment is the property of
         Casinos Austria Liegenschaftsverwaltung-Und Leasing, Gesmbh. This Vessel is under charter to Seven Star Charters, Inc. The casino equipment is leased to Europa Leasing Corporation and by the terms of the Charter neither the Charterer or the Master has any right, power, or authority to create, incur, or permit to be imposed upon the Vessel or the Casino equipment any liens or encumbrances whatsoever except for salvage.

TERMINATION

That the parties agree that the Owner may terminate the Charter Agreement upon the occurrence of any of the following which shall be deemed to constitute defaults under the Agreement:

a) If Seven shall file in any court of the United States or any state a petition in bankruptcy or insolvency or a petition for reorganization or for the appointment of a receiver or trustee of all or a substantial part of the Charterer's property, or if Charterer makes an assignment for or petition for or enters into an arrangement for the benefit of creditors or if a petition in bankruptcy is filed against Charterer which is not discharged within thirty days thereafter; or

b) If Charterer shall have committed a material breach of the Charter Agreement and shall not, within seven calendar days have cured such breach. In addition to the breach of any other material provision of the Agreement, any failure to effect payment of charter payments when due or payment for repairs or running expenses when due shall constitute a material breach of the charter Agreement which shall entitle the Owner in its sole and absolute discretion to terminate the Charter Agreement. Early termination of the Charter Agreement by the Owner due to nonpayment of sums due or payable shall not relieve the Charterer of its obligation under the Charter Agreement to pay the entire amount of the charter hire for the full remaining term of the Charter Agreement and to pay sums due and owing for expenses or repairs incurred.

It is expressly understood and agreed that time is of the essence with respect to all payments and reimbursements due the Owner pursuant to this Agreement. All payments and reimbursements once made by the Charterer to the Owner pursuant to this Agreement shall not be refundable. Unless otherwise provided in this agreement, early termination of the Agreement shall not relieve the Charterer of its obligation to pay the entire amount of the charter hire for the full remaining term of this Agreement or any extension thereof.


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INDEMNIFICATION/HOLD HARMLESS

That during the term of the Charter Agreement or any extension thereof, the Charterer agrees to indemnify and hold harmless the Owner, Europa Cruises Corporation and all of its subsidiaries (collectively "Europa") and the officers, directors, employees, agents and attorneys of the Owner and/or Europa against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject as the result of the Charterer's use of the Vessel or any seizure of the Vessel by any federal, state, county, city, municipal authority, agency or instrumentality or any other governmental agency, or the attachment or levy upon the Vessel by any creditor of the Charterer and to reimburse Europa and the indemnified persons for any legal or other expenses incurred by them in connection with any litigation, civil or criminal, whether or not resulting in any liability. This indemnity agreement is in addition to any other liability which the Charterer may otherwise have to the Owner, Europa Cruises Corporation and/or the indemnified persons.

The Owner and any other indemnified person shall have the absolute right to employ any attorney they may choose, individually or collectively, the fees and expenses of such attorney(s) to be at reasonable market rates to be paid by the Charterer and to take any action the Owner and/or the indemnified persons, in their sole and absolute discretion, deem necessary and appropriate upon seizure, attachment of or levy upon the vessel by Charterer's creditors. The Owner and/or any indemnified person may enforce this indemnification agreement by lien against any money or property of the Charterer, including but not limited to, a maritime lien against and attachment or seizure of any vessel owned in whole or in part by the Charterer without posting bond. The seizure, attachment of or levy upon the Vessel by any federal, state, county, city or municipal agency or instrumentality or by any other governmental agency or by a creditor of the Charterer shall not relieve the Charterer of its obligation to pay the full amount of the charter hire payments pursuant to this Agreement or any extension thereof and to pay any other expenses and/or taxes payable by the Charterer pursuant to this Agreement or any extension thereof. Notwithstanding any other provision of this Agreement, the owner may, but shall not be required to submit any claims arising under this indemnity agreement to arbitration.

ARBITRATION

That any dispute arising out of the Charter Agreement will be submitted to binding arbitration to be held in Madeira Beach, Florida, with one arbitrator to be chosen by agreement of the parties. The parties shall share the cost of said arbitrator.



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FINDERS' FEES

The parties acknowledge that a three percent (3%) brokerage commission is due and owing to Lou Daleo in connection with this Charter Agreement. The parties understand that the commission is to be paid by the Owner upon receipt of funds and out of funds due to the Owner under this Agreement. The parties agree that Seven is not responsible for the payment of any brokerage commissions in connection with this Charter Agreement.

NOTICES

All notices required to be given under this Agreement shall be forwarded as follows:

If to Europa, to both of the following by certified mail, return receipt requested and by facsimile:

1.       Deborah A. Vitale, President
         Europa Cruises Corporation
         150-153rd Avenue
         Suite 202
         Madeira Beach, Florida 33708
         Facsimile No.: 813-319-9125
         Telephone:     813-393-2885

AND

2.       Deborah A. Vitale
         Chairman of the Board of Directors
         Europa Cruises Corporation
         1013 Princess Street
         Alexandria, Virginia 22314
         Facsimile No.: 703-683-6816
         Telephone:     703-683-6800

If to Charterer, to both of the following by certified mail, return receipt requested or by facsimile:

1.       Sam Gray, President
         Seven Star Charters, Inc.
         240 Webley Lane
         Alpharetta, Georgia 30022
         Facsimile No.: 770-667-9874
         Telephone No.: 800-234-5946
         Cell No.:      843-514-1462

AND

2.       Jim Russell
         Facsimile No.:

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BINDING EFFECT

This Agreement shall bind and inure to the benefit of the parties, their personal representatives, successors in interest, legal representatives and assigns, where permitted.

ENTIRE AGREEMENT

This Agreement represents the entire understanding between the parties and supersedes all other negotiations, agreements, representations and covenants, whether written or oral. This Agreement may not be modified or amended except by a written instrument signed by the parties hereto. The parties intend this Agreement to be the entire integration of all of their agreements of any nature. No other agreements, representations, promises, commitments, or the like, of any nature, exist between the parties except as set forth herein. No representations have been made by owner with respect to the suitability of or fitness for a particular purpose of the Vessel. The owner has made no warranties, express or implied as to the Vessel.

HEADINGS

Paragraph headings are for reference purposes only and shall not be considered in interpreting this Agreement. As used herein, the male gender shall include the female and neuter genders; the singular shall include the plural, and the plural shall include the singular.

GOVERNING LAW

The parties agree that this Agreement shall be construed in all respects, including validity, interpretation and effect, in accordance with the laws of the Florida and without giving effect to the respective states of the parties with respect to conflicts of laws.

SEVERABILITY

The provisions of this Agreement shall be severable and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity or enforceability of the other provisions.

WAIVER

No waiver of any breach of or default under this Agreement by any party shall be considered to be a waiver of any other breach or default under this Agreement.




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REPRESENTATION AS TO AUTHORITY TO ACT

The undersigned represent and warrant that they are duly empowered end authorized to execute this Agreement on behalf of their respective principals.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF CHARTERER

The Charterer further warrants to the Owner that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, that the execution and delivery of this Agreement and the performance and observance of the terms thereof, will not conflict with or result in the breach or the terms, condition or provisions of, or constitute a default under or result in or permit the creation or imposition of, any lien, charge or encumbrance upon the Vessel or any part thereof pursuant to any contract, indenture, mortgage, lease or other agreement or instrument to which the Charterer is a party or by which the Charterer is bound or may be affected. The Charterer further represents and warrants to the owner that its business complies with and during the term of the charter or any extension thereof, will continue to comply with all applicable federal, state, county, city and municipal laws, rules, regulations, and ordinances and that the Charterer is not insolvent or bankrupt or is contemplating or is recently contemplating bankruptcy, receivership, or reorganization proceedings, and no petition for bankruptcy, whether voluntary or involuntary, or assignment for the benefit of creditors' right has been filed under the laws of the United States or any state thereof against the Charterer and there are no outstanding judgments, decrees or orders which would materially and adversely affect the Vessel or any of Charterer's business or the obligations of the Charterer under this Agreement.

EFFECTIVE DATE

That this Agreement shall become effective upon the execution by the parties hereto of this Agreement.

IN WITNESS WHEREOF, the parties have met their hands this 28th day of December, 1998.


/s/ Deborah A. Vitale
-------------------------------------
EUROPA CRUISES CORPORATION
EUROPA STARDANCER CORPORATION
OWNER
BY DEBORAH A. VITALE, PRESIDENT


/s/ Samuel A. Gray
-------------------------------------
SEVEN STAR CHARTERS, INC.
CHARTERER
BY SAM GRAY, PRESIDENT



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